Exhibit 5.2

One Canterbury Green

201 Broad Street

Stamford, CT 06901

T: (203) 977 7300 F: (203) 977 7301

May 22, 2015

MBIA Inc.

113 King Street

Armonk, NY 10504

Re:	MBIA Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Connecticut counsel to MBIA Inc., a Connecticut corporation (the “Company”), as to certain matters of Connecticut law in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 27,250,000 shares of the Company’s common stock, par value $1.00 per share (the “Offered Shares”) under a registration statement on Form S-3 (File No. 333-190737) (the “Registration Statement”), the base prospectus included therein dated August 20, 2013 (the “Prospectus”) and the preliminary prospectus supplement dated May 18, 2015 (the “Prospectus Supplement”), pursuant to an Underwriting Agreement, dated May 18, 2015 (the “Underwriting Agreement”), among the Company, BTIG, LLC (the “Underwriter”) and the selling stockholders listed on Schedule II thereto.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the Prospectus, the Prospectus Supplement, the Underwriting Agreement, the Company’s Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), the Company’s By-laws, as amended to date (the “By-laws”), and records of the corporate proceedings of the Board of Directors of the Company with respect to the issuance and sale of the Offered Shares, the Registration Statement and the offering contemplated thereby. We have also examined such other documents, and made such examination of law, as we have deemed necessary in order to render our opinion. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. We have also assumed that all of the Offered Shares are issued and outstanding and may be offered for sale for the benefit of the selling stockholders named in the Prospectus Supplement.

MBIA Inc.

May 22, 2015

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements (including the representations made in the Underwriting Agreement) of officers of the Company, directors, employees and representatives of, and accountants for, the Company. We have examined and relied upon a certificate of an officer of the Company with respect to the Certificate of Incorporation, By-laws, resolutions of the Board of Directors of the Company and certain agreements.

The opinions expressed herein are limited to the laws of the State of Connecticut.

Based on and subject to the foregoing, we are of the opinion that the Offered Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder. We also consent to the reliance by Debevoise & Plimpton LLP upon the opinions set forth herein for the limited purpose of delivering its opinions to the effect that the Offered Shares are validly issued, fully paid and non-assessable.

Very truly yours,

Day Pitney LLP

DAS/LTW